Exhibit 10.5

January 2016

NBT BANCORP INC. AND SUBSIDIARIES

2016 EXECUTIVE INCENTIVE COMPENSATION PLAN

NBT BANCORP INC. AND SUBSIDIARIES
2016 EXECUTIVE INCENTIVE COMPENSATION PLAN

NBT BANCORP INC. AND SUBSIDIARIES

Introduction

It is important to examine the benefits that accrue to the organization through the operation of the Executive Incentive Compensation Plan (EICP).  The Plan impacts directly on the success of the organization and its purpose can be summarized as follows:

*	Provides Motivation: The opportunity for incentive awards provides Executives with the impetus to "stretch" for challenging, yet attainable, goals.

*	Provides Retention: By enhancing the organization's competitive compensation posture.

*	Provides Management Team Building: By making the incentive award dependent on the attainment of organization goals, a "team orientation" is fostered among the participant group.

*	Provides Individual Motivation: By encouraging the participant to make significant personal contribution to the corporate effort.

*	Provides Competitive Compensation Strategy: The implementation of incentive arrangements is competitive with current practice in the banking industry.

Highlights of the 2016 Executive Incentive Compensation Plan (EICP) are listed below:

1.	The Plan is competitive compared with similar sized banking organizations and the banking industry in general.

2.	The Compensation Committee of the Board of Directors makes all determinations regarding the Plan.

3.	All active Executives are eligible for participation.

4.	The financial criteria necessary for Plan operation consist of achieving certain levels of Earnings Per Share (EPS) for the Company and its Subsidiaries as applicable. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (b) any reorganization and restructuring programs; and (c) acquisitions or divestitures and related expenses. To the extent such inclusions or exclusions affect Awards to Covered Employees; they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

5.	Incentive distributions will be made on or before March 15 of the year following the Plan Year and will be based on the matrix in Appendix A.

6.	Maximum incentive awards will be based on attainment of corporate EPS goals. No bonus will be paid unless the Corporation achieves the threshold EPS goal set forth in Appendix A. The actual amount paid out for each Covered Employee cannot exceed the maximum award determined based upon level of the corporate EPS goals that have been achieved. The actual amount awarded can be reduced from the maximum award using negative discretion that would include additional corporate financial metrics and an assessment of each Covered Employee’s Individual Performance Objectives.

NBT BANCORP INC. AND SUBSIDIARIES

The Board of Directors has established this 2016 Executive Incentive Compensation Plan.  It is implemented pursuant to the provisions of the 2008 Omnibus Incentive Plan for purposes of paying performance-based compensation within the meaning of Section 162(m) of the Code.  The purpose of the Plan is to meet and exceed financial goals and to promote a superior level of performance relative to the competition in our market areas.  Through payment of incentive compensation beyond base salaries, the Plan provides reward for meeting and exceeding financial goals.

SECTION I – DEFINITIONS

Various terms used in the Plan are defined as follows:

Award:  An award granted under this Plan.

Base Salary: The base salary at the end of the Plan Year, excluding any bonuses, contributions to Executive benefit programs, or other compensation not designated as salary.

Board of Directors:  The Board of Directors of NBT Bancorp Inc.

CEO:  The CEO of NBT Bancorp Inc.

Code:  The Internal Revenue Code of 1986, as now in effect or as hereafter amended.

Corporate Goals:  Those pre-established objectives and goals of NBT Bancorp Inc. which are required to activate distribution of awards under the Plan.

Covered Employee:  A Participant who is a Covered Employee within the meaning of Section 162(m)(3) of the Code.

Compensation Committee:  The Compensation and Benefits Committee of the NBT Bancorp Inc. Board of Directors.

Individual Performance Objectives:  The Covered Employee’s contribution towards the Company’s overall success in accomplishing its corporate goals and which may include, but is not limited to, consideration of financial metrics, special projects, leadership and professional development.

Plan Participant:  An eligible Executive as recommended by the CEO and approved by the Compensation Committee for participation for the Plan Year.

Plan Year:  The 2016 calendar year.

SECTION II - ELIGIBILITY TO PARTICIPATE

 To be eligible for an award under the Plan, a Plan participant must be an Executive in full-time service at the start and close of the calendar year and at the time of the award unless mutually agreed upon prior to the Executive leaving the company.  Newly hired employees may be recommended by the CEO and approved by the Compensation Committee as eligible for an award as determined by their date of hire or any relevant employment agreement.  A Plan participant must be in the same or equivalent position, at year-end as they were when named a participant or have been promoted during the course of the year, to be eligible for an award.  If a Plan participant voluntarily leaves the company prior to the payment of the award, he/she is not eligible to receive an award unless mutually agreed upon prior to the Executive leaving the company.  However, if the active full-time service of a participant in the Plan is terminated by death, disability, retirement, or if the participant is on an approved leave of absence, an award may be recommended for such a participant based on the proportion of the Plan Year that he/she was in active service.

SECTION III - ACTIVATING THE PLAN

 If and to the extent that the Committee determines that a bonus to be granted under the Plan to a Plan participant who is designated by the Compensation Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the bonus as to that Plan participants shall be determined consistently with the terms of the NBT Bancorp Inc. 2008 Omnibus Incentive Plan.

 The operation of the Plan is predicated on attaining and exceeding management performance goals.  The goals will consist of the attainment of certain Earnings Per Share (EPS) levels as applicable.  Non-recurring events, as previously detailed, may be excluded from the financial results at the recommendation of the CEO and upon approval of the Compensation Committee; subject to the terms of the NBT Bancorp Inc. 2008 Omnibus Incentive Plan as applied to any Covered Employee whose bonus is intended to qualify for purposes of Code Section 162(m).

 EPS goals shall be established not later than 90 days after the beginning of any performance period applicable to the bonus, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).  In addition, the maximum value of a bonus awarded under the Plan to a single Covered Employee may not exceed $2,000,000 per Plan Year.

 Prior to payment of any bonus amount under the Plan to a Covered Employee whose bonus is intended to qualify for purposes of Code Section 162(m), the Compensation Committee shall certify in writing that the EPS goal(s) and all other material terms stated herein have been attained.  For this purpose, the approved minutes of a Compensation Committee meeting in which a certification is made shall be treated as a written certification.

 The Corporation must achieve a threshold EPS goal set forth in Appendix A to trigger an award pursuant to the terms of this Plan.  The bonus awards can range from 0 to 125% of the target award for Plan participants.

SECTION IV - CALCULATION OF AWARDS

 The Compensation Committee approves the incentive formula as shown in Appendix A.  The Compensation Committee will make final determinations with respect to all incentive awards and will have final approval over all incentive awards, including the discretion to lower any such award to zero.  If the threshold EPS goal is met but below the baseline budget threshold established by the Company, the CEO may provide the Compensation Committee with a qualitative analysis of the Company’s earnings and its performance which the Compensation Committee shall consider in its exercise of discretion under the plan.  Prior to payment of any bonus amount under the Plan to a Covered Employee whose bonus is intended to qualify for purposes of Code Section 162(m), the Compensation Committee shall certify in writing that the EPS goal(s) and all other material terms stated herein have been attained.  For this purpose, the approved minutes of a Compensation Committee meeting in which a certification is made shall be treated as a written certification. The individual participant data regarding maximum award and formulas used in calculation has been customized and appears as Appendix A.  The actual amount awarded is subject to the NBT Bancorp Inc. Incentive Compensation Clawback Policy.

The actual amount awarded for each Covered Employee cannot exceed the maximum award determined based upon achievement of the corporate EPS goals.  The actual amount awarded can be reduced using negative discretion  to zero that would include, but not limited, additional corporate financial metrics and an assessment of each Covered Employee’s Individual Performance Objectives.

SECTION V - DISTRIBUTION OF AWARDS

 Distribution of the EICP will be made by March 15 of the year following the plan year.  Distribution of the award must be approved by the Compensation Committee.

 In the event of death, any approved award earned under the provisions of this plan will become payable to the designated beneficiary of the participant as recorded under the Company’s group life insurance program; or in the absence of a valid designation, to the participant's estate.

SECTION VI - PLAN ADMINISTRATION

 The Compensation Committee shall, with respect to the Plan have full power and authority to construe, interpret, manage, control and administer this Plan. The Committee shall decide upon cases in conformity with the objectives of the Plan under such rules as the Board of Directors may establish.

 Any decision made or action taken by NBT Bancorp Inc., the Board of Directors, or the Compensation Committee arising out of, or in connection with, the administration, interpretation, and effect of the Plan shall be at their absolute discretion and will be conclusive and binding on all parties.  No member of the Board of Directors, Compensation Committee, or employee shall be liable for any act or action hereunder, whether of omission or commission, by a Plan participant or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated in accordance with the provision of the Plan.

SECTION VII - AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

 NBT Bancorp Inc. reserves the right, by and through its Board of Directors to amend, modify, suspend, reinstate or terminate all or part of the Plan at any time.  The Compensation Committee will give prompt written notice to each participant of any amendment, suspension or termination or any material modification of the Plan.  In the event of a merger or acquisition, the Plan and related financial formulas may be reviewed and adjusted to take into account the effect of such activities.

SECTION VIII – NONEXCLUSIVITY

 NBT Bancorp Inc. reserves the right, by and through its Board of Directors and Compensation Committee to award bonus and other forms of incentive compensation outside the terms of this Plan.

SECTION IX - EFFECTIVE DATE OF THE PLAN

 The effective date of the Plan shall be January 1, 2016.

SECTION X - EMPLOYER RELATION WITH PARTICIPANTS

 Neither establishment nor the maintenance of the Plan shall be construed as conferring any legal rights upon any participant or any person for a continuation of employment, nor shall it interfere with the right of an employer to discharge any participant or otherwise deal with him/her without regard to the existence of the Plan.

SECTION XI - GOVERNING LAW

 Except to the extent pre-empted under federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with the domestic internal law of the State of New York.  In the event of relevant changes in the Internal Revenue Code, related rulings and regulations, changes imposed by other regulatory agencies affecting the continued appropriateness of the Plan and awards made thereunder, the Board may, at its sole discretion, accelerate or change the manner of payments of any unpaid awards or amend the provisions of the Plan.